DuPont Appoints Amy G. Brady to Board of Directors
WILMINGTON, Del., September 25, 2019 - DuPont today announced the appointment of Amy G. Brady to its Board of Directors, effective Oct. 9, 2019.

Ed Breen, Executive Chairman of DuPont, said, “We are pleased to welcome Amy Brady to DuPont’s Board of Directors. Amy’s tremendous technology and operations expertise in the financial services sector will be a strong asset to the DuPont board.”
Amy G. Brady is Chief Information Officer (CIO), Executive Vice President at KeyCorp, a bank-based financial services company. In this role, Ms. Brady leads the company’s shared services for technology, operations, data, client and account servicing, security services (including cybersecurity) and procurement. Prior to joining KeyCorp in 2012, Ms. Brady spent 25 years with Bank of America, including as CIO, Enterprise Technology and Operations, where she was responsible for technology and operations delivery for critical enterprise functions including Finance, Risk, Human Resources, Marketing, Legal and Audit.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, health and wellness, food and worker safety. More information can be found at www.dupont.com.

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